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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 23, 2000, except as to Note 23 and Note 24 Paragraph 1 which are as of March 23, 2000 and Note 24 Paragraph 2 which is as of March 29, 2000, relating to the financial statements and our report dated February 23, 2000, except for Note 24 Paragraph 2 for which the date is March 29, 2000, on the financial statement schedule of Viasystems Group, Inc. and its subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Fort Worth, Texas

September 27, 2000